UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

                        Commission File Number: 000-52712

                                   (Check one)

                    |_| Form 10-K |_| Form 11-K |_|Form 20-F
                          |X| Form 10-Q |_| Form N-SAR
                         For Period Ended: June 30, 2008

                       |X| Transition Report on Form 10-K
                       |X| Transition Report on Form 20-F
                       |X| Transition Report on Form 11-K
                       |X| Transition Report on Form 10-Q
                       |X| Transition Report on Form N-SAR
                          For Transition Period Ended:


      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:


                                     PART I
                             REGISTRANT INFORMATION

                   PEER REVIEW MEDIATION AND ARBITRATION, INC.
                            FULL NAME OF REGISTRANT:

                        1450 S. Dixie Highway, Suite 201
                            Boca Raton, Florida 33432
           ADDRESS OF PRINCIPAL EXECUTIVE OFFICE (STREET AND NUMBER):

                                   Copies to:
                               Brooks Law Firm, PA
                         1201 Brickell Avenue, Suite 230
                                 Miami, FL 33131
                     Tel. (305) 373-0901 Fax (305) 373-0119

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                                     PART II
                             RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|X|   (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X|   (b) The subject annual report, semi-annual report, transition report on
Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

|_|   (c) The accountants' statement or other exhibit required by Rule 12b-25(c)
has been attached if applicable.

                                    PART III
                                    NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period. (Attach extra sheets if needed.)

The Registrant was unable to file, without unreasonable effort and expense, its Form 10-Q Quarterly Report for the period ended June 30, 2008 because the Registrant required additional time to include Letters of Intent in the filing. It is anticipated that the Form 10-Q Quarterly Report, along with the unaudited financial statements, will be filed on or before the 5th calendar day following the prescribed due date of the Registrant's Form 10-Q.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Willis Hale        561-347-1178
-------------------------------
(Name) (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
|X| Yes |_| No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof:
|X| Yes |_| No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                   PEER REVIEW MEDIATION AND ARBITRATION, INC.
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

August 11, 2008
                                                  By /s/ Willis Hale
                                                  ------------------
                                                  Willis Hale
                                                  Chief Executive Officer